EXHIBIT 99.1
Integrity Bancshares, Inc. Reports Fourth Quarter and Full-Year 2005 Earnings
Alpharetta, GA — January 24, 2006 — Integrity Bancshares, Inc. (OTCPK: ITYC) today announced preliminary (unaudited) earnings results for the quarter and year ended December 31, 2005.
Net income for the fourth quarter of 2005 was $1,614,900, or $0.11 per diluted share. Net income for the full year 2005 was $6,322,400, or $0.42 per diluted share. Earnings increased 61% and 110% over 2004’s fourth quarter and full year net income of $1,005,200 and $3,012,400, respectively. Diluted earnings per share increased 37% and 56% over 2004’s fourth quarter and full year earnings per share of $0.08 and $0.27, respectively (the earnings per share numbers reflect a three-for-two stock split paid in January, 2005 and a two-for-one stock split paid on December 12, 2005).
Total assets as of December 31, 2005 were $753,075,100, an increase of 69% over the amount as of December 31, 2004 of $446,175,300. For the full year 2005, return on average assets and average equity was 1.05% and 11.37%, respectively, compared to 0.86% and 9.15% for the same periods in 2004.
The growth in earnings is primarily due to the 69% increase in assets over the prior year. The current year’s growth in assets and earnings continues the trend of the last several years. Yearly asset growth rates from December 31, 2003 to December 31, 2005 have been 106%, 59%, and 69%, respectively. Yearly earnings growth rates for the same periods have been 117%, 68%, and 110%, respectively.
Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta (Fulton County), Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell (Fulton County), Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna (Cobb County), Georgia in June, 2004. A loan production office opened at 1165 Lawrenceville-Suwanee Road in Lawrenceville (Gwinnett County), Georgia in November, 2004. A second loan production office opened in Cumming (Forsyth County), Georgia in October, 2005.
Morgan Keegan & Company, Inc. serves as a market maker of the common stock of the Company. Mr. Leonard H. Seawell, Managing Director of Morgan Keegan, is the principal contact (404-240-6751).
The primary investor contact at Integrity Bancshares, Inc. is Mr. Jeff L. Sanders, Executive Vice-President & C.F.O.
Contact:
Integrity Bancshares, Inc.
Mr. Jeff L. Sanders
Executive Vice-President & C.F.O.
(770) 777-0324
jsanders@myintegritybank.com